UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington , D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                 Conceptus, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    206016107
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                                 (CUSIP Number)

                                January 14, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 206016107                     13G                    Page 1 of 3 Pages


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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Intrinsic Value Asset Management
      95-4772303
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
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                  5     SOLE VOTING POWER

                        1,226,450
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               NA
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 1,226,450
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        NA
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      1,226,450
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES *   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.74%
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12    TYPE OF REPORTING PERSON

      IA
--------------------------------------------------------------------------------

CUSIP NO. 206016107                     13G                    Page 2 of 3 Pages


Item 1.

            a) Name of Issuer:      Conceptus, Inc.

            b) Address:             1021 Howard Avenue, San Carlos, CA 94070

Item 2.

            a) Name of Filer:       Intrinsic Value Asset Management

            b) Address of Filer:    24955 Pacific Coast Hwy
                                    Suite C-204
                                    Malibu, California 90265

            c) Citizenship:         California

            d) Title of Class of Securities: Common Stock

            e) CUSIP Number:        206016107

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_| Broker or Dealer registered under Section 15 of the Act
      (b)   |_| Bank as defined in section 3 (a) (6) of the Act
      (c)   |_| Insurance Company as defined in section 3 (a) (6) of the Act
      (d) |_| Investment Company registered under section 8 of the Investment Company Act
      (e) |X| Investment Adviser registered under section 203 of the Investment Advisers act of 1940
      (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_| Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                (G) (Note: See Item 7)
      (h)   |_| Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item 4.  Ownership

            a) Amount beneficially owned:  1,226,450 (See Note A)
            b) Percent of Class:   12.74%
            c) Number of shares:
                  (i) Sole voting power --  1,226,450 (See Note A)
                  (ii) Shared voting power -- na
                  (iii) Sole disposal power -- 1,226,450 (See Note A)
                  (iv) Shared disposal power - na

CUSIP NO. 206016107                     13G                    Page 3 of 3 Pages


Item 5.  Less than 5% beneficial ownership na

Item 6.  More than 5% on behalf of another na

Item 7.  Subsidiary na

Item 8.  If group na

Item 9.  Notice of Dissolution na

Item 10. Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 27, 2000
      Date

Intrinsic Value Asset Management


By: /s/ Kenneth Luskin, Portfolio Manager
-----------------------------------------
              Name, Title